NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Launches Concurrent Securities Offerings
Princeton, NJ; January 5, 2006 — NRG Energy, Inc. (NYSE: NRG) plans to make concurrent public offerings of its common stock, mandatory convertible preferred stock and unsecured notes to finance the previously announced acquisition of Texas Genco LLC. The offerings, which are subject to market and other conditions, will consist of approximately $1.0 billion of common stock, $500 million of mandatory convertible preferred stock and $3.6 billion of unsecured notes. In addition, the Company expects to grant the underwriters a customary 15% over-allotment option to purchase additional shares of common and preferred stock.
The offerings will be made under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission on December 21, 2005 and are expected to price the week of January 23, 2006.
This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus and related prospectus supplements. When available, copies of the prospectus and related prospectus supplements may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, New York, NY 10014 or prospectus@morganstanley.com and Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street 8th Floor, Brooklyn, NY 11220..
NRG Energy, Inc. currently owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, the condition of capital markets generally, our ability to access capital markets, adverse results in current and future litigation and the timing of and the ability to complete the Texas Genco acquisition and failure to realize expected benefits of the acquisition. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526	Meredith Moore, 609.524.4522
Katy Sullivan, 609.524.4527	Jay Mandel, 609.524.4525